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                                                              EXHIBIT NO. 99.1



                          SUN LIFE SERIES TRUST

Certified Copy of Resolution of Board of Directors

         I, Bonnie S. Angus, Secretary of Sun Life Assurance Company of Canada (U.S.), a Delaware corporation, do hereby certify that at a special meeting of the board of directors of the said corporation, duly held and convened at Wellesley Hills, Massachusetts on the 21st day of July, 1982, at which a quorum was present and voting throughout, the following resolution was duly adopted, and has not since been modified or rescinded.

         RESOLVED, that any two officers of the corporation be and hereby are authorized to establish and maintain one or more separate accounts and exercise every power and right enumerated or implied under Section 2932 of the Delaware Insurance Code, including without limitation, the power and right to (a) establish different separate accounts, (b) make such rules and regulations as may be necessary or appropriate for the proper administration of such separate accounts in accordance with the applicable laws and regulations governing the establishment of such separate accounts, (c) allocate to such separate accounts such amounts as may be necessary or desirable, (d) provide for special voting rights and procedures for participants in such separate accounts relating to investment policy, investment advisory services, and selection of a certified public accountant, provided that such special voting rights and procedures be established only when deemed necessary by the officers of the corporation, (e) issue appropriate contracts and policies to the participants in such accounts providing for benefits in fixed or variable amounts, or both, (f) enter into any agreements which are necessary or appropriate to the establishment and maintenance of such accounts; and (g) establish for each such account a board of managers to manage the account and the investment of its assets.

FURTHER RESOLVED, that such separate accounts be registered as investment companies under the Investment Company Act of 1940, as amended, and that application be made for such exemptions from that Act as may be necessary or desirable;

FURTHER RESOLVED, that there be filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, registration statements and any amendments thereto, relating to variable annuity contracts which are to be registered pursuant to the Act;

FURTHER RESOLVED, that the officers of the corporation be and they are hereby authorized to take such further action as may in their judgment be necessary or desirable to implement the foregoing resolutions and as may be appropriate to enable the
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corporation to transact the business of issuing and selling  variable annuity contracts participating in these separate accounts.

WITNESS my hand and seal of the said corporation this 20th day of April, 1984.



                                        BONNIE S. ANGUS
                                        Bonnie S. Angus, Secretary